Exhibit 99.B.2(a)(ii)

CERTIFICATE OF AMENDMENT

to

CERTIFICATE OF TRUST

of

ING INFRASTRUCTURE DEVELOPMENT EQUITY FUND

a Delaware Statutory Trust

This Certificate of Amendment to Certificate of Trust of ING Infrastructure Development Equity Fund (the “Fund”) is being duly executed and filed in order to change the name of the Fund.

Name.  The current name of the Fund is:

ING INFRASTRUCTURE DEVELOPMENT EQUITY FUND

Amendment.  Effective as of the filing of this Certificate, the name of the Fund is changed to:

ING INFRASTRUCTURE, INDUSTRIALS AND MATERIALS FUND

IN WITNESS WHEREOF, the undersigned does hereby make and enter into this Certificate of Amendment to Certificate of Trust as of this 14th day of December, 2009.

/S/ Shaun P. Mathews
Shaun P. Mathews
Trustee